***For Immediate Release***

News Release: June 12, 2008

Contact: Connie Waks

206.340.2305 ● cwaks@fhlbsea.com

S&P Improves Ratings Outlook for Federal Home Loan Bank
of Seattle

Seattle - Today, the Federal Home Loan Bank of Seattle (Seattle Bank) announced that Standard & Poor's Rating Services (S&P) improved the Seattle Bank's ratings outlook to "positive" from "stable." The Seattle Bank has a counterparty credit rating of AA+/A-1+ from S&P and Aaa from Moody's Investors Service.

In announcing this change, S&P stated, "The positive outlook reflects the continued progress the bank is making towards becoming more of an advance centric bank, increasing profitability and improving risk management capabilities." The revision is the second improvement S&P has made in the Seattle Bank's ratings outlook since January of 2007.

"S&P's strengthening of our ratings outlook affirms the significant and ongoing progress of our business turnaround," said Seattle Bank president and CEO Richard M. Riccobono. "Over the past three years, we have worked diligently to improve our advance business, our risk profile, and our profitability, and we are very gratified by S&P's recognition of our progress in all of these areas."

In 2005, the Seattle Bank changed its strategic direction to focus on growing its advance business and, since then, has expanded its advance offerings, increased its sales and marketing efforts, and implemented changes in its Capital Plan to improve its members' access to advances. As a result of these and other changes in its business and operations, the Seattle Bank has significantly grown its advances, net income, and retained earnings.

  Advances outstanding were $37.7 billion as of March 31, 2008, compared to $25.7 billion, $21.9 billion, and $16.6 billion, respectively, for the same periods in 2007, 2006, and 2005.
  Annual net income was $70.7 million for 2007, compared to $25.8 million and $1.7 million, respectively, for 2006 and 2005.
  The bank reported retained earnings of $171.9 million as of March 31, 2008, compared to $100.8 million, $76.8 million, and $68.8 million, respectively, for the same periods in 2007, 2006, and 2005.

About the Seattle Bank

The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable 380 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, American Samoa, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

This press release contains forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, demand for advances, business and capital plan adjustments and amendments, changes in the bank's management and Board of Directors, regulatory actions or approvals, competitive pressure from other Federal Home Loan Banks and alternative funding sources, accounting adjustments or requirements, interest-rate volatility, the bank's ability to maintain adequate capital levels, changes in projected business volumes, our ability to appropriately manage our cost of funds, changes in our membership profile or the withdrawal of one or more large members, the cost-effectiveness of our funding, hedging and asset-liability management activities, shifts in demand for our products and consolidated obligations, and general economic conditions. Additional factors are discussed in the Seattle Bank's first-quarter 2008 Form 10-Q filing and its 2007 Form 10-K filing with the SEC, which are available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.

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